Exhibit 99.2

Sino Green Land Corporation Terminates the Lease and Conveys Rights in One of the Metro Green Buildings and Forms a Special Committee

Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high end fruits and vegetables in China, today announced that the Company entered into an agreement with the contractors of one of the Company’s Metro Green buildings to terminate the land lease on one of the Metro Green buildings and convey the Company’s rights in the building to the contractors, who are the owners of the building.

The contractors returned 40,015,084 shares of common stock to the Company, and the Company conveyed to the contractors all of the Company’s rights in the 26,528 square meter building which the contractors had constructed for the Company at a cost of RMB55,708,000 (approximately $8.4 million based on the conversion rate at the time of construction) and which the Company had intended for use in connection with its Metro Green distribution hub.  The Company had previously issued the 40,015,084 shares of common stock to the contractors as payment for the construction costs incurred by the contractors.

The Company also agreed to pay the Contractors interest on the RMB55,708,000 bank loan incurred by the Contractors for a period of one year. The current interest rate is 6.56% and the current annual interest payments are at the rate of RMB 304,541 per month, or approximately $48,000 at the current exchange rate.

Mr. Xiong Luo, CEO and Chairman, stated, “While it was difficult for us to make the decision to terminate the lease on one of the Metro Green buildings, it is a necessary step for us to take to reduce our obligations relating to the Metro Green distribution hub.  Because of the lack of financing and the continuing expenses, including lease payments, associated with the operations of a building which is not been used, together with the difficulties relating to the commencement of the Metro Green distribution hub’s operations, we entered into this agreement with the contractors. We continue to lease one building for our Metro Green distribution hub operations.”

The Company’s board of directors created a special committee, consisting of Ka Lim (Louis) Liu, Lei Shi, Karen Tse and Wai Yin Cheng, with Wai Yin Cheng as chairman.  The special committee was created to consider financing alternatives and strategic relationships which might be available to the Company, with investors and strategic partners both in the United States and elsewhere, including Hong Kong and China. The board recognized the Company’s cash requirements, the difficulty of raising money in the United States market, in view of the current market price of the Company’s common stock on the OTC Bulletin Board, the absence of any significant trading in the Company’s common stock, the concern that United States investors are showing with respect to Chinese companies in general, and the decline in the Company’s net income as reflected in the results of its operations for the three and nine months ended September 30, 2011.  In its evaluation of potential financing arrangements, the committee was also authorized to consider financings or other transactions which would result in the Company ceasing to be publicly traded in the United States markets.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People's Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou. Our website is http://www.sinogreenland.com. Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This press release may contain forward-looking statements. Such statements include, among others, those concerning the company's expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company's ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company's products could have on its business and profitability; the company's ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company's senior management; any of the factors and risks mentioned in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Form 10-K annual report for the year ended December 31, 2010 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Form 10-Q for the quarter ended September 30, 2011, as well as information contained in the Company’s other filings with the SEC. The Company assumes no obligation to update any forward-looking statements, except as required by law.